UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 25, 2008

NATURAL GAS SERVICES GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Colorado	1-31398	75-2811855
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

508 West Wall Street, Suite 550
Midland, TX 79701

(Address of Principal Executive Offices)

(432) 262-2700

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On October 25, 2008, we entered into a new five year employment agreement with Stephen C. Taylor, our President, Chief Executive Officer and Chairman of the Board.  We initially employed Mr. Taylor in January 2005 and the terms of his employment were governed by a verbal arrangement until August 2005 when we negotiated and entered into a written employment agreement with him. That employment agreement with Mr. Taylor expired according to its own terms on January 13, 2008, and Mr. Taylor has been working since then without a written contract.

The new employment agreement provides for, among other things:

•	an annual base salary of $275,000;
•
an annual bonus of up to 50% of Mr. Taylor's annual base salary based upon and subject to parameters established by our Board of Directors or Compensation Committee (although higher bonus amounts may be awarded);

•	an award to Mr. Taylor of stock options exercisable to acquire a minimum of 30,000 shares of common stock, or equivalent equity awards, each year on the anniversary of his employment; and
•	participation in health and other plans generally offered to our employees.

The agreement contains provisions restricting the use of confidential information, requiring that business opportunities and intellectual property developed by Mr. Taylor become our property; and a limited two-year non-compete clause following the date he ceases to be employed by us.

The agreement is subject to termination upon (i) certain fundamental changes (such as a merger or dissolution of the Company, sale of substantially all of our assets, certain reorganizations, or demotion without cause); (ii) the death or mental or physical incapacity of Mr. Taylor or inability of Mr. Taylor to perform the services he has been hired to provide; (iii) the voluntary resignation or retirement of Mr. Taylor; or (iv) the termination of Mr. Taylor's employment for cause within the meaning of the agreement.  The employment agreement also provides that he is entitled to certain severance benefits if his employment is terminated as the result of a fundamental change or for any other reason, but excluding the following (unless otherwise authorized by our Board of Directors):

•	for cause;
•
the mental or physical incapacity or inability of Mr. Taylor to perform his duties for a period of 120 or more consecutive days or for multiple periods totaling 180 or more days during any twelve-month period;

•	the death of Mr. Taylor; or
•	the voluntary retirement or resignation of Mr. Taylor.

The severance benefits provided to Mr. Taylor upon the occurrence of a fundamental change include:

•
a single lump sum cash payment equal to the amount owed through the remaining term of the employment agreement (but not less than 300% of his annual base salary in effect on the date of termination of his employment);

•	immediate vesting of all unvested stock options or other equity awards;
•	continued health care and insurance benefits and premium payments for a period of 36 months from the date of termination;
•
the sum of (i) all bonus or incentive compensation amounts not yet paid but due and owing at the time of termination of employment, and (ii) any bonus or incentive compensation amounts which would have been payable to Mr. Taylor under the employment agreement calculated in a manner as if Mr. Taylor had remained employed by the Company during the remaining term of the agreement and earned the maximum award level possible; provided, however, that such amount due under item (ii) shall not be less than 300% of the annual bonus or incentive compensation amount that would have been due in the year of termination (once again calculated in a manner as if Mr. Taylor had remained employed by the Company for the remainder of the year and earned the maximum award level possible); and

•
immediate vesting of stock options (or other equity awards) and any other compensation or incentive plans that Mr. Taylor contributed to at the date of termination, except to the extent covered by the benefits listed above.

In addition, in connection with the grant of stock options to various employees under our 1998 Stock Option Plan, we granted Mr. Taylor a stock option to purchase 25,000 shares of our common stock under the Plan. The option is subject to vesting requirements under which one-third of the option shares will vest and become exercisable on the first anniversary of the grant date, and another one-third of the option shares will vest on the second and third anniversary date thereafter. The exercise price of the option is $17.51 per share, the fair market value of our common stock on the date of grant. The option expires ten years from the date of grant.
.
Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement between Natural Gas Service Group, Inc. and Stephen C. Taylor dated October 25, 2008

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURAL GAS SERVICES GROUP, INC.

Dated: October 30, 2008
	By:	/s/ Stephen C. Taylor

Stephen C. Taylor
President & Chief Executive Officer